UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2017

Limoneira Company

(Exact name of registrant as specified in its charter)

Delaware	001-34755	77-0260692
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

1141 Cummings Road

Santa Paula, CA 93060

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (805) 525-5541

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On June 20, 2017, Limoneira Company (the “Company”) entered into a Master Loan Agreement (the “Loan Agreement”) with Farm Credit West, FLCA (“Lender”) dated June 19, 2017, together with a Revolving Credit Facility Supplement (the “Revolving Credit Supplement”) and a Non-revolving Credit Facility Supplement (the “Non-Revolving Credit Supplement,” and together with the Revolving Credit Supplement, the “Supplements”). The Loan Agreement governs the terms of the Supplements.

The Supplements provide aggregate borrowing capacity of $100,000,000 comprised of $60,000,000 under the Revolving Credit Supplement and $40,000,000 under the Non-Revolving Credit Supplement. For amounts outstanding under both Supplements interest will begin to be charged on the date the Lender disburses principal and will continue until the outstanding indebtedness under the Supplements is paid in full with interest. The initial interest rate in effect under each of the Supplements is 2.89% per annum, which rate will be automatically adjusted commencing July 1, 2017 and on the first day of each month thereafter. The interest rate for any amount outstanding under the Supplements will be based on the one month LIBOR rate plus an applicable margin. The applicable margin will range from 1.60% to 2.35% depending on the ratio of current assets plus the remaining available commitment divided by current liabilities. On July 1, 2018, and on each one year anniversary thereafter, the Company has the option to convert the interest rate in use under each Supplement from the preceding LIBOR-based calculation to a variable interest rate, or the reverse, as applicable. Any amounts outstanding under the Supplements are due and payable in full on July 1, 2022. The Company may prepay any amounts outstanding under the Supplements without penalty.

All indebtedness under the Loan Agreements, including any indebtedness under the Supplements, is secured by a first lien on certain of the Company’s agricultural properties in Tulare and Ventura counties in California and certain of the Company’s building fixtures and improvements and investments in mutual water companies associated with the pledged agricultural properties. The Loan Agreement includes customary default provisions that provide should an event of default occur, the Lender, at its option, may declare all or any portion of the indebtedness under the Loan Agreement to be immediately due and payable without demand, notice of non-payment, protest or prior recourse to collateral, and terminate or suspend the Company’s right to draw or request funds on any loan or line of credit. Proceeds from the Supplements were used to pay down all the remaining outstanding indebtedness under the revolving credit facility (the “Prior Credit Facility”) the Company had with Rabobank, N.A.

The Loan Agreement subjects the Company to affirmative and restrictive covenants including, among other customary covenants, financial reporting requirements, requirements to maintain and repair any collateral, restrictions on the sale of assets, restrictions on the use of proceeds, prohibitions on the incurrence of additional debt and restrictions on the purchase or sale of major assets of the Company’s business. The Company is also subject to a covenant that it will maintain a debt service coverage ratio greater than 1.25:1.00 measured annually at October 31.

The foregoing summary of the Loan Agreement, and the related Supplements, is qualified in its entirety by reference to the text of the Loan Agreement, the Revolving Credit Supplement and the Non-Revolving Credit Supplement, copies of which are filed hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

Section 2	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Section 8	Other Events

Item 8.01	Other Events

In connection with the paydown of the Prior Credit Facility, on June 19, 2017, the Company entered into a Novation Agreement (the “Novation Agreement”) with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. Rabobank International (the “Transferor”) and CoBank, ACB (the “Transferee”). The Novation Agreement provides for the prior interest rate swap agreement with the Transferor, which fixed the interest rate at 4.30% utilizing an interest rate swap on $40,000,000 of the Prior Credit Facility, to now be in place with the Transferee.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Master Loan Agreement, dated June 19, 2017, between Limoneira Company and Farm Credit West, FLCA.
10.2	Revolving Credit Facility Supplement, dated June 19, 2017, between Limoneira Company and Farm Credit West, FLCA.
10.3	Non-revolving Credit Facility Supplement, dated June 19, 2017, between Limoneira Company and Farm Credit West, FLCA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2017	LIMONEIRA COMPANY

	By:	/s/ Joseph D. Rumley
Joseph D. Rumley
Chief Financial Officer, Treasurer and Corporate Secretary